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                                                                Exhibit 10(vi)




June 6, 1996



Mr. William F. Stoll, Jr.
788 Flint Ridge Road
Pittsburgh, PA 15243

Dear Bill:

I am pleased on behalf of Borden, Inc. to extend to you an offer of employment on and subject to the following terms and conditions.

         1. You will be employed as Borden's Chief Legal Officer, with the title of Senior Vice President and General Counsel, and will be responsible for management of the legal affairs of Borden and its subsidiaries and such other duties as assigned to you by the Chairman and Chief Executive Officer of Borden, to whom you report.

         2.      You will commence employment with Borden on July 1, 1996.

         3. You will be paid an annualized Base Salary of $300,000 payable semi-monthly in accordance with Borden's regular payroll practices. The Base Salary shall be reviewed in accordance with Borden policy (currently annually) for increase in the discretion of the Chairman and Chief Executive Officer.

         4. You will be eligible to participate in the Borden Management Incentive Plan, commencing January 1, 1997, with an initial target opportunity for 1997 under such Plan or any successor plan of 55% of Base Salary, subject to the terms of such plan and to the performance standards applicable to all plan participants.

         5. You will be paid (i) $82,500 on commencement of employment with Borden (which shall be grossed up by an amount equal to the amount of federal (39.6%) and state (5%) income tax payable thereon if you elect to invest such amount in the Management Equity Plan and (ii) $82,500 payable in February, 1997.

         6. You will be eligible to participate in Borden's Management Equity Plan as described in the preliminary Private Placement Memorandum dated May 20, 1996 with an investment opportunity of $200,000 to $250,000.

         7.      You will be entitled to participate in all employee pension and welfare benefit plans and programs made available to Borden's senior-level executives or its employees generally, in accordance with and such plans and programs may be in effect from time to time, including, without limitation, the Borden Salaried Associates Benefits Program and Executive Perquisite Benefits. Notwithstanding any provision of the plans to the contrary, you will participate in Borden's long-term disability programs and be entitled to a vacation of not less than 4 weeks per year (with no proration for 1996) immediately upon commencement of employment.
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JUNE 6, 1996
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         8.      You will be granted an annual perquisite allowance of $30,000, payable in accordance with Borden policy. For 1996, such allowance will be prorated.

         9. Under the circumstances described below, Borden will pay the following retirement, death, disability, or termination benefits, as applicable, to you or your survivor.

                 (a) For any retirement occurring on or after July 1, 2006, an amount equal to the "present value" according to the schedule and assumptions described in section (e) (e.g., July 1, 2006 - $1,962,119) minus as of the date of retirement:

                          (i)     the accumulated value (including interest
thereon) of the company's contributions to your qualified and non-qualified retirement savings accounts (salary deductions are not considered company contributions);

                          (ii)    the accumulated value of one-half (currently
$15,000) of the annual perquisite allowance including interest at a rate of 7% per year;

                          (iii)   the value of your accounts in the qualified
pension plan and the Executives' Supplemental Pension Plan (ESPP) (Pension Plan Make-Up);

                 (b) in the event of a termination of your employment after July 1, 2001 but prior to July 1, 2006, but only if such termination occurs for a reason other than your failure to meet performance requirements, including (i) a job elimination, or (ii) a Change in Control, in both cases where continued comparable employment is not offered to you by Borden, its successor or their major Affiliates (other than employment which would constitute a Constructive Termination Without Cause), an amount equal to the "present value" according to the schedule described in Section (e) as of the date of termination as determined using the assumptions shown in paragraph (e) below, less as of the date of termination, the amounts determined pursuant to paragraphs (a) (i), (ii), and (iii), payable when you reach age 58.

                 (c) if you die before retirement or a termination for which a benefit is payable under paragraphs (a) or (b) above, an amount equal to the "present value" according to the schedule described in Section (e) as of the date of your death as determined using the assumptions shown in paragraph
(e) below, less, as of the date of death, the amounts determined pursuant to paragraphs (a) (i), (ii) and (iii), payable to your survivor when you would have reached age 65.

                 (d) if you become disabled before retirement or termination for which a benefit is payable under paragraphs (a) or (b) above, an amount equal to the "present value" according to the schedule described in Section (e) as of the date of your disability as determined by Borden's Actuary using the assumptions shown in paragraph (e) below, less as of the date of disability, the amounts determined pursuant to paragraphs (a) (i), (ii), and
(iii), payable when you reach age 65. Nothing in this paragraph will limit or reduce any benefits which may be payable to you under Borden's salary continuance, long-term disability or other benefit plans.

                 (e) the assumptions to be used for purposes of this paragraph are:
                   (i)     1996 current employer compensation -       $348,000
                   (ii)    Annual pay increases -                            5%
                   (iii)   Accumulation of accounts -                        7%
                   (iv)    Discount rate for present value calculation       7%
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                   (v)     Mortality table -                     1983 GAM Male

JUNE 6, 1996
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You have been provided, by separate cover, with a schedule prepared by Borden's
Actuary reflecting benefits which would be available to you under this paragraph, assuming calculation as of January 1 for each year in question.

                 (f) Any amounts payable under this paragraph will be payable at the same time (but not before age 58 or age 65 if payable as a death benefit) and in the same form as the qualified pension plan benefit.

         10. You will be provided with relocation assistance in accordance with the Borden Relocation Policy, Version H, dated May 16, 1995. If because of family considerations, your establishment of a permanent residence in the Columbus area is delayed, Borden will provide an additional temporary living and commuting allowance of $1,000 (grossed up for tax purposes) per month for up to six months.

         11. If, prior to July 1, 2001, your employment is terminated without Cause or if a Constructive Termination Without Cause occurs, Borden will pay to you an amount equal to 2 times your annual Base Salary (payable in 12 monthly payments commencing on the last day of the calendar month in which the termination of employment occurs) plus 2 times the incentive award target opportunity at the time of termination payable in a lump sum immediately following termination. After July 1, 2001, if your employment is terminated you will be paid severance benefits in accordance with Borden's policy and/or practice with respect to senior-level executives at the time of termination. Any severance benefits which may be payable will not be subject to mitigation or to offset in the event you obtain subsequent employment.

         12. As used in this letter, the following terms have the following meaning:

                 (a) "Affiliate" means a person, corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with the person, corporation or other entity specified.

                 (b) "Base Salary" means the salary provided for in paragraph 3 or any increase thereto.

                 (c) "Cause" means (i) you are convicted of a felony involving moral turpitude or (ii) you are guilty of willful gross neglect or willful gross misconduct in carrying out your duties.

                 (d) "Change in Control" means the occurrence of one of any of the following events:

                          (i)     Borden adopts a plan of liquidation providing
for the distribution of all or substantially all of its assets;

                          (ii)    all or substantially all of the assets or
businesses of Borden are disposed of pursuant to a merger, consolidation, sale or other transaction or a series of such transactions;

                          (iii)   Borden combines with another company and is
the surviving corporation, but immediately thereafter, the shareholders of Borden immediately prior to the combination hold, directly or indirectly, less than 50% of the capital stock of the combined company.


                 (e) "Constructive Termination Without Cause" means a termination of your employment at your initiative following the occurrence, with your prior written consent, of one or more of the following events:

                          (i)     a reduction in your then current Base Salary
or target award opportunity under any incentive plan of the company (except as part of an across-the-board reduction applicable to all executive offers of the company proportionately applied to you) or a material diminution of your duties and responsibilities or a change in your reporting relationship.

                          (ii)    the failure of Borden to obtain the
assumption in writing of its commitments to you under this letter of employment by any sucessor acquiring all or substantially all of the assets of Borden upon a merger, consolidation, sale or similar transaction.

                          (iii)   the relocation of Borden's principal office
or your own office to a location more than 50 miles from Columbus, Ohio.

                 (f) "Disability" is defined as Long-Term Disability under the Total Family Protection Plan or eligibility for Social Security Disability benefits.

If the above terms are satisfactory to you, please sign and return a duplicate copy ot this letter.

Regards.


ACCEPTED: ________________________________
                 William F. Stoll, Jr.


DATE:     ________________________________